Delek Logistics Announces New Paline Pipeline Agreements and Increases Financial Flexibility

•	$13.6 million increase in distributable cash flow expected from new Paline Pipeline agreements

•	Revolving Credit Facility increased to $700 million to support future growth

•	$12.0 million acquisition of Frank Thompson Transport completed in December

BRENTWOOD, Tenn., January 5, 2015 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced new agreements for the Paline Pipeline and an increase in lender commitments under a newly amended and restated revolving credit facility. In addition, the purchase of the assets of Frank Thompson Transport was completed in December.

Under the new Paline Pipeline agreements, two third parties will each pay a fixed monthly fee allowing them to use their respective capacities on this pipeline, which account for a combined 35,000 barrels per day. The initial term of these agreements is for 18 months beginning January 1, 2015. Incremental annual distributable cash flow from this pipeline should be approximately $13.6 million and revenue per barrel will be effectively increased by approximately $1.00 compared to 2014.

On December 30, 2014, Delek Logistics entered into an amendment and restatement of its revolving credit facility which increased lender commitments to $700 million from $400 million to support the future growth of its business. While the majority of the terms and conditions of the amended and restated credit facility are substantially unchanged from the predecessor facility, among other changes, adjustments were made to increase the initial maximum leverage ratio, as defined in the credit agreement, to 4.25 times from 4.00 times. The maturity date for the credit facility was extended to December 2019. Fifth Third Bank is the administrative agent, Bank of America, N.A.; Compass Bank and Royal Bank of Canada are Co-Syndication Agents under this facility. In addition, The Bank of Tokyo Mitsubishi UFJ, Ltd.; Barclays Bank, PLC; Citizens Bank of Pennsylvania; PNC Bank, National Association; U.S. Bank National Association and The Bank of Nova Scotia are Co-Documentation Agents.

On December 17, 2014, a subsidiary of Delek Logistics purchased the assets of Frank Thompson Transport for approximately $12.0 million in cash. These transportation assets, which primarily consist of approximately 130 tractors and 210 trailers, are expected to contribute approximately $2.4 million of incremental earnings before interest, taxes, depreciation and amortization (“EBITDA”) on an annual basis.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics’ general partner, remarked: “We completed a number of steps in December that should increase EBITDA and better support our growth plans through improved financial flexibility. The combination of the new agreements for the Paline Pipeline and acquisition of Frank Thompson Transport’s assets will put us closer to our goal of adding $25 million to $35 million of annual EBITDA by the end of the first quarter 2015, without significant capital investment. Efforts are underway to provide additional growth in the Paline Pipeline system as we continue to discuss with third parties the potential of increasing the utilization and capacity of this system. Through the strong support from our bank group, we increased our borrowing capacity, the allowable leverage ratio and improved our flexibility to better support options to partner with third parties and develop long term projects. Also, work continues toward purchasing the identified drop-down assets from Delek US, which is expected to be completed by the end of the first quarter 2015. These steps, combined with our other strategic initiatives, should support our ability to grow our distribution by at least 15% on an annual basis.”

Delek Logistics Partners, LP Reconciliation of Forecasted EBITDA and Distributable Cash Flow to Amounts under US GAAP New Paline Pipeline Agreements (unaudited, in millions)
Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Annual Incremental Benefit compared to 2014E
Net Income:	$10.9
Add: Depreciation and amortization expenses	0.0
Add: Interest and financing costs, net	0.0
Add: Income tax expense	0.1
Forecasted EBITDA (1)	$11.0

Less: Cash interest expense, net	0.0
Less: Maintenance and regulatory capital expenditures	0.0
Add: Reimbursement from Delek for capital expenditures	0.0
Less: Income tax expense	0.1
Add: Non-cash unit-based compensation expense	0.0
Less: Amortization of deferred revenue	0.0
Add: Amortization of unfavorable contract liability	2.7
Distributable cash flow (1)	$13.6

Delek Logistics Partners, LP Reconciliation of Annual Forecasted EBITDA to Amounts under US GAAP Acquisition of Frank Thompson Transport Assets (unaudited, in millions)
Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Annual Forecast
Net Income:	$0.8
Add: Depreciation and amortization expenses	1.3
Add: Interest and financing costs, net	0.3
Add: Income tax expense	0.0
Forecasted EBITDA (1)	$2.4

(1)
Delek Logistics defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-U.S. GAAP supplemental financial measure that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess performance of a business. Delek Logistics believes that the presentation of EBITDA and distributable cash flow provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

About Delek Logistics Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks relating to the age of our assets and operational hazards of our assets including, without limitation, releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the business of Delek Logistics; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

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